Exhibit 99.2
EMANUELA SPERANZA NAMED CHIEF COMMERCIAL OFFICER

Berwyn, Pa., Nov. 5, 2021 – AMETEK, Inc. (NYSE: AME) today named Emanuela Speranza as Chief Commercial Officer and a member of the company’s Executive Office, effective January 1, 2022.

In this newly created role, Ms. Speranza will work with AMETEK businesses to drive accelerated organic sales growth by leading company-wide commercial excellence initiatives and managing global marketing communications. She will also be responsible for expanding AMETEK’s digitalization efforts, while continuing to oversee AMETEK’s international infrastructure.

“Emanuela’s strong leadership skills and sales and marketing experience make her ideally suited for this expanded leadership position,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “We are excited she will be taking on this new and important role with AMETEK.”

Ms. Speranza joined AMETEK in 2014 as Vice President and General Manager, AMETEK Precision Instruments, Europe, and most recently served as Vice President, International, where she oversaw AMETEK’s infrastructure in Europe and Asia. Prior to joining AMETEK, Ms. Speranza held roles of increasing responsibility at Danaher, serving as Vice President for Europe, Middle East, Africa (EMEA) and India and Vice President, EMEA Sales and Marketing for a number of Danaher businesses.

Ms. Speranza earned her Bachelor of Science degree in Economics from Bocconi University in Milan Italy, and a master’s degree in Telecommunications from Technische Universität Delft, The Netherlands.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of $5.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Contact:

AMETEK, Inc.
Kevin Coleman
Vice President, Investor Relations & Treasurer
kevin.coleman@ametek.com
Phone: 610-889-5247